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             United States Securities and Exchange Commission
                          Washington, D.C. 20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

(check one)

_X_  Form 10-K
___  Form 20-F
___  Form 11-K
___  Form 10-Q
___  Form N-SAR

For Period Ended :  12/31/97

___  Transition Report on Form 10-K
___  Transition Report on Form 20-F
___  Transition Report on Form 11-K
___  Transition Report on Form 10-Q
___  Transition Report on Form N-SAR

For the Transition Period Ended: _____________________________________

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PART 1 - REGISTRANT INFORMATION

Full Name of Registrant:                 Little Squaw Gold Mining Company
Address of Principal Executive Office:   P.O. Box 184, 933 W. Third
City, State and Zip Code:                Spokane, WA 99210

PART II - RULES 12B-25(b) AND (c)

___        (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable
                effort or expense;
_X_        (b)  The subject annual report, semi-annual report, transition report, on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar
                day following the prescribed due date; or the subject
                quarterly report on Form 10-Q, or portion there of will be filed on or before the fifth calendar day following the
                prescribed due day; and
___        (c)  The accountant's statement or other exhibit required by
                Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

(State below in reasonable detail why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.)

The Registrant is unable to electronically file its 1997 Annual Report on Form 10-K when due on March 31, 1998. The Registrant previously had filed its 1996 Form 10-K only in paper form under a hardship exemption and had requested such an exemption for its 1997 From 10-K. On March 30, 1998, Registrant was informed by SEC staff that no such exemption is available. Accordingly, the Registrant is in the process of locating an Edgar filing service to complete the required electronic filing of Form 10-K. The electronic filing will be completed no later than April 15, 1998.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Hollis Barnett              (253)                  848-3513
     __________________      ____________        _____________________
     (Name)                  (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

                                                           ___ Yes  _X_ No
     Forms 10-Q for 3/31/97, 6/30/97 and 9/30/97
     ________________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          ___ Yes  _X_ No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                 SIGNATURE

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LITTLE SQUAW GOLD MINING COMPANY

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


By: /s/ Eskil Anderson                     Date:  March 31, 1998
_____________________________________    ______________________________
Eskil Anderson
Title:  President